Exhibit 99.2

Selected text from the Conference Call:

On the Conference Call, Bernard C. Bailey, the President and Chief Executive Officer of Viisage, stated:

“With the addition of both TDT and ZN, our multi-year backlog now stands at close to $190 million, all of it in identity solutions, providing a tremendous cushion of sustained recurring revenues to build our business upon.”

In addition, William K. Aulet, the Chief Financial Officer of Viisage, stated:

“In 2002, Viisage had an internal EBITDA of minus $1.5 million. In 2003, our EBITDA was a positive $2.2 (sic) million.”

Viisage’s EBITDA for 2003 was, in fact, $2.3 million dollars, as indicated in the table set forth below.

Reconciliation of GAAP and Non-GAAP Financial Measures:

Viisage’s loss before cumulative effect of change in accounting principle for 2002 was $9.5 million, and its loss before cumulative effect of change in accounting principle for 2003 was $5.5 million.

Viisage recently completed two acquisitions, which will result in significant non-cash charges that will impact Viisage’s income (loss) in future periods. Accordingly, Viisage believes that presenting its EBITDA, or income (loss) before interest, taxes, depreciation and amortization, together with its income (loss) will help investors better understand Viisage’s ability to generate cash flow from operations.

EBITDA is not a measure derived in accordance with generally accepted accounting principles (GAAP). EBITDA excludes components that are important to understanding Viisage’s financial performance. Viisage’s EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. A reconciliation of Viisage’s loss before cumulative effect of change in accounting principle to its EBITDA is presented in the following table.

(in thousands)
	For the Year Ended December 31,
	2002	2003
Loss before cumulative effect of change in accounting principle	$(9,530)	$(5,529)

Add:
Depreciation and Amortization	7,197	6,806
Interest Expense, net	875	969
Taxes	—	63

EBITDA	$(1,458)	$2,309